(12) Computation of ratio of earnings to fixed charges for the year ended December 31, 1998.

                                                                      Exhibit 12

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

                          Lockheed Martin Corporation
               Computation of Ratio of Earnings to Fixed Charges
                     for the Year Ended December 31, 1998
                          (In millions, except ratio)


                                                                    1998
                                                                  --------
EARNINGS:
Earnings from continuing operations before income taxes           $  1,661
Interest expense                                                       861
Amortization of debt premium and discount, net                          (4)
Portion of rents representative of an interest factor                   50
Losses and undistributed earnings of 50% and less than
  50% owned companies, net                                              (8)
                                                                  --------
Adjusted earnings from continuing operations before
  income taxes                                                    $  2,560
                                                                  ========

FIXED CHARGES:

Interest expense                                                  $    861
Capitalized interest                                                    10
Amortization of debt premium and discount, net                          (4)
Portion of rents representative of an interest
  factor                                                                50
                                                                  --------

Total fixed charges                                               $    917
                                                                  ========

RATIO OF EARNINGS TO FIXED
CHARGES                                                                2.8
                                                                  ========
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